UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported)  January 27, 2012

GLOBETRAC INC.
(Exact name of registrant as specified in its chapter)

Delaware (State or other jurisdiction of incorporation)	000-33309 (Commission File Number)	33-0953557 (I.R.S. Employer Identification No.)

1100 Melville Street, Suite 610 Vancouver, British Columbia, Canada (Address of principal executive offices)	V6E 4A6 (Zip Code)

Registrant’s telephone number, including area code  1-800-648-4287

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 1.02.	Termination of a Material Definitive Agreement.

On September 26, 2011 GlobeTrac entered into a letter agreement with David Bernard and Michael Avatar (the “Letter Agreement”) for the purchase of all of the shares of Equities.com, Inc. (“Equities”). Included in the business assts at the time of purchase will be the Loan, if any, and all cash, property, contracts, equipment, goodwill, intellectual property, and any other assets used in or related to the business of Equities, including the exclusive use of the domain name “equities.com”.  The purchase of the shares was conditional upon the certain conditions precedent being satisfied, including, GlobeTrac conducting its due diligence on Equities and obtaining results that were to its satisfaction.

On January 23, 2012, David Bernard and Michael Avatar terminated the Letter Agreement.  Mr. Bernard and Mr. Avatar advised GlobeTrac that they decided to terminate the Letter Agreement as a result of failing to secure the requiste third-party financing for the proposed share purchase.  See Exhibit 10.8 – Letter Agreement for more details.

Item 8.01.	Other Events

On January 24, 2012, GlobeTrac issued a press release announcing the termination of the Letter Agreement.  A copy of this press release is attached as Exhibit 99.1 and hereby incorporated by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit	Description
10.8
Letter Agreement dated September 26, 2011 among GlobeTrac Inc., David Bernard and Michael Avatar, filed as an Exhibit to GlobeTrac’s Form 8-K (Current Report) on September 30, 2011, and incorporated herein by reference.
Filed
99.1	Press release dated January 24, 2012 announcing the termination of the Letter Agreement.	Included

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, GlobeTrac Inc. has caused this report to be signed on its behalf by the undersigned duly authorized person.

GLOBETRAC INC.

Dated: January 27, 2012	By:	/s/ John daCosta
John daCosta – CEO & President